EXHIBIT 99.3


                       3Q 2005 EARNINGS CALL
                   Remarks of Michael Geltzeiler
                          April 28, 2005

      Thanks, Tom.

      I will briefly review three topics: (1) our cash flow performance and debt position, (2) our new financing facility, and (3) the Books Are Fun goodwill charge reported this quarter.

   The company generated $28 million in free cash flow this quarter, which compares with $61 million generated this quarter last year. Similar to our operating profits, we expected free cash flow to be considerably less than last year in quarter three and higher in quarter four. There are several reasons:

  - Last year's third quarter cash flow included a cash tax refund of $10 million.
  - Cash interest payments were $5 million higher in this year's quarter, because the interest on our public bonds is payable semi-annually, whereas last year, the interest on the bank debt that the bonds replaced was payable quarterly.
  - And we reported a gain of $5 million in the third quarter of 2005 for the sale of our Portuguese facility, however most of the proceeds will not be received until the fourth quarter.

   The remaining variance is mostly attributable to working capital timing, primarily inventory purchases and receivables build-up, which will convert to cash in quarter four.

   We are expecting free cash flow for the fourth quarter to
exceed $40 million, compared with $17 million last year.  Total debt at March 31st was $574 million, $22 million lower than last
quarter.   Cash on hand was $49 million.

   On April 14th, we announced the successful re-financing of our floating-rate debt. In negotiating a new five-year revolving credit facility, the company upsized its capacity to $400 million, from $192.5 million. The company used proceeds from the
new revolver to retire the prior term loans and revolver.   The
new revolver is initially priced at LIBOR + 125 basis points, with a leverage based grid that allows pricing to decline to LIBOR + 50 basis points should the company's leverage decline below 1.5 times EBITDA. The new revolver pricing is considerably below that of our previous facilities, which will save the company at least $2 million in interest costs during fiscal
2006. The new revolver includes "investment grade" like covenants, which means it does not contain financial covenants restricting discretionary payments such as dividends and share repurchases, or acquisitions. Our fourth quarter results will include a non-cash expense of $7 million to write-off the un-amortized financing fees related to the retired term loans and previous revolver.

      As Tom mentioned, our Board of Directors today approved a $100 million share repurchase program, equivalent to 6% of our market capitalization. We expect to complete the program over the next two years. This repurchase program, coupled with our decision last quarter to double our dividend payout, reflects a decisive move to use a significant portion of our strong cash
flows to reward shareholders.   We plan to use the remaining
excess cash flow to pay down debt and further lower our cost of borrowing. Despite our share repurchase plans and dividend increase, we continue to expect that net debt will approximate $500 million by fiscal year-end and our leverage ratio will be below 2.5 times EBITDA.

      Finally, I would like to comment on the goodwill charge
taken on Books Are Fun this quarter.   In accordance with FAS
142, Reader's Digest analyzes all of its goodwill and intangibles for impairment every fiscal third quarter. The reduced level of profitability and margin compression over the past few years, necessitated that we take a write-down at Books Are Fun this quarter. The goodwill was reduced $129 million. The charge is non-cash. Since its acquisition in 1999, BAF has generated over $1.5 billion of revenues and nearly $200 million of profits for Reader's Digest. Further, the unit has developed into an important and growing channel for several other RDA businesses. The revised valuation for this unit remains in excess of $300 million and as Tom indicated, we believe that we are pursuing the necessary initiatives to return this profitable business to growth.

      We will now take your questions.

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